Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

FOURTH QUARTER AND ANNUAL 2004 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—February 22, 2005—PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced its results for the quarter and year ended December 31, 2004.

Key Performance Highlights:

•	$1.35 Billion Net Revenue in 2004, up 5% from Prior Year

•	$337 Million Net Revenue in Fourth Quarter 2004

•	$25 Million Adjusted EBITDA in Fourth Quarter 2004

•	$18 Million Cash Provided by Operating Activities in Fourth Quarter 2004

For the full year, net revenue grew by 5% from $1.29 billion in 2003 to $1.35 billion in 2004. PRIMUS reported fourth quarter 2004 net revenue of $337 million, up 1% sequentially from $334 million in the third quarter 2004 and down 1% from $339 million in the fourth quarter 2003. The Company reported a net loss for the quarter of ($2) million (including an $11 million net gain from foreign currency transaction gains and an asset impairment write-down) compared to net income of $18 million (including a $10 million net gain from foreign currency transaction gains, an asset impairment write-down and an equity investment impairment) in the fourth quarter 2003. As a result, the Company reported basic and diluted loss per common share of ($0.02) for the fourth quarter 2004, as compared to basic and diluted income per common share of $0.22 and $0.18, respectively, in the year-ago quarter.

As expected, the Company’s operating results for the fourth quarter of 2004 reflect the continuing impact of competitive pressures on the revenues and profit margins of core services in virtually all markets. As further expected, fourth quarter results reflect increasing investments associated with the Company’s decision to mount a vigorous competitive response by introducing and deploying an array of broadband, voice-over-Internet-protocol (“VOIP”), local and wireless service initiatives. “The telecommunications industry appears to be entering a long-awaited consolidation phase. We believe that, in the resulting competitive landscape, tremendous opportunities will exist for the remaining established Tier-2 integrated communications services companies that have sufficient operating and financial flexibility and discipline to capitalize on them,” said K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. “As a result, we remain committed to executing our strategy designed to protect revenue in the short term, and to provide a foundation for renewed growth in the longer term. We are pleased with our progress to date in both of these critical endeavors.”

Over the last year, the dynamics of the marketplace in which PRIMUS operates have shifted markedly. Technology changes (e.g., broadband/DSL displacing dial-up Internet services (“ISP”)), service substitution (wireless usage displacing fixed line voice services), and marketing strategies (“bundling” of multiple service offerings), have combined to alter fundamentally the competitive landscape. In early 2004, incumbents and other competitors had begun to focus these new offerings directly on the Company’s profitable core long distance voice and dial-up ISP businesses. As these challenges became apparent, PRIMUS took early action. In February 2004, the Company announced its intent to evolve from its wireline long distance voice heritage to become a fully integrated service provider—capable of delivering and bundling high growth telecommunication services, including local, wireless and broadband.

The Company began implementing its new strategy immediately, with development and launch of new product initiatives scheduled throughout 2004. In the fourth quarter, PRIMUS successfully reached its goal of exiting 2004 with the capability of offering arrays of bundled wireline/wireless/broadband/VOIP products in its major markets. Significantly, the Company’s newly launched products, while still in the early stages of marketing and sales campaigns, have already begun to gain traction on several major fronts, and current results represent substantial acceleration from prior period totals.

As of today,

•	in Canada, a new local telephone service offering has generated approximately 25,000 lines in service, with about 90% of the customers also adding the bundled long distance offering - delivering ARPU’s (Average Revenue Per User) significantly greater than that of stand-alone long distance customers;

•	in Australia, PRIMUS now has approximately 60,000 DSL customers, representing an approximate 4% share of a rapidly expanding broadband market, with the majority of new customers taking a bundled local and long distance package under a two-year contract term;

•	retail VOIP services, led by the well-recognized Lingo brand, have now grown to approximately 50,000 customers; and

•	wireless services have now been launched in Canada and the United States.

“We are pleased with the early tangible progress of our new initiatives,” Singh stated. “We have set 2005 as a key transition year for PRIMUS, and these are the products we will rely on that are critical to our future growth and profitability. We will accelerate our sales and marketing efforts to drive the new product initiatives throughout 2005 such that their aggregate revenue and margin contribution become an increasingly significant factor in our overall business. We will closely monitor our execution over the next several quarters to assess the vitality of our business model and make refinements as appropriate.”

The encouraging gains to date in customer counts for new products, together with PRIMUS’s enhanced ability to bundle products (including its core long distance services) and increase ARPU, are beginning to validate the Company’s strategy. To accomplish these results, PRIMUS invested approximately $30 million of Adjusted EBITDA (as calculated in the attached schedules) generated by the core businesses, in developing new product initiatives during 2004. For 2005, the plan calls for investing approximately $50 million of Adjusted EBITDA to accelerate growth of the new initiatives. With the developmental groundwork laid and traction underway, the strategy is to drive scale in the promising initiatives over the course of 2005. The Company’s goal is to achieve, at the earliest possible date, revenue growth and margin contribution from these new services, which more than compensate for the current erosion of revenue and margin from the core business. The $100 million in additional financing announced last week will provide the necessary financial flexibility to support these initiatives and fund necessary capital expenditures.

Assuming constant foreign currency exchange rates at current levels, the Company expects 2005 annual revenue to be relatively stable as compared to the prior year. A major revenue variable (with minimal impact on Adjusted EBITDA) involves the potential restructuring of the Company’s prepaid calling card business in Europe as a result of a recent United Kingdom court decision concerning the application of value-added tax on prepaid card services.

The mix of revenues in 2005 is likely to change as the revenue contribution from new initiatives is targeted to more than triple from 2004 levels. While revenues are expected to decline in the first half of 2005, they are expected to rebound in the latter half of the year, as the new initiatives move beyond the initial stages of deployment and with the completion of essential capital projects—primarily the first phase of the digital subscriber line (“DSL”) network in Australia. Consistent with that pattern, the Company is targeting incremental revenue growth in 2006, primarily attributable to the new initiatives.

Recognizing the expected level of incremental investment to support the Company’s new initiatives, as well as management’s discretionary ability to augment investments in promising initiatives to accelerate their progress, Adjusted EBITDA could vary within the relatively wide range of $70 million to $90 million for 2005, with the level of Adjusted EBITDA to be higher in the latter half of the year. At this level of Adjusted EBITDA, combined with capital expenditures in the range of $50 million to $60 million, the Company expects Free Cash Flow (as calculated in the attached schedules) to be negative in 2005. Looking ahead to 2006, the expectation is that the new initiatives will gain increasing momentum and scale, enabling the Company to generate in excess of $100 million of Adjusted EBITDA and return to positive Free Cash Flow.

Fourth Quarter and Full Year 2004 Financial Results

Net revenue for the full year grew by 5% from $1.29 billion in 2003 to $1.35 billion in 2004. Net revenue for the fourth quarter 2004 was $337 million, up 1% sequentially from $334 million in the prior quarter and down 1% from $339 million in the fourth quarter 2003. “The sequential quarterly revenue growth was largely due to strengthening of foreign currencies,” stated Thomas R. Kloster, Chief Financial Officer. “On a constant currency basis, net revenue was down ($12) million in the fourth quarter 2004, relative to the third quarter 2004 due, primarily, to an ($8M) million decline in low-margin wholesale voice revenue.”

Net revenue from data/Internet and VOIP services for the full year was $248 million, up 24% from $200 million in 2003. Net revenue from data/Internet and VOIP services was up 1% sequentially from the prior quarter to a new high of $64 million (19% of total net revenue for the quarter) and up 17% from the fourth quarter 2003. Revenue remained balanced on a geographic basis, with 35% coming from North America, 35% from Europe and 30% from Asia-Pacific. The retail mix of net revenue by customer type improved from 81% in the third quarter 2004 to 83% (60% residential and 23% business) in the fourth quarter 2004, and carrier, correspondingly, decreased from 19% in the third quarter 2004 to 17% in the fourth quarter 2004.

Selling, general and administrative (SG&A) expenses for the fourth quarter 2004 were $104 million (30.8% of net revenue), as compared to $100 million (30.0% of net revenue) in the prior quarter and $88 million (26.0% of net revenue) for the fourth quarter of 2003. Both the sequential and year-over-year increase in SG&A expenses are driven largely by the previously announced incremental spending on the Company’s new product initiatives, increased marketing expenditures associated with defense of the Company’s core businesses and significant costs for Sarbanes-Oxley (“SOX”) readiness efforts.

Income from operations was slightly positive (including a $2 million asset impairment write-down) in the fourth quarter 2004, versus $6 million in the prior quarter and $21 million (including a $2 million asset impairment write-down) in the year-ago quarter. The year-over-year and sequential declines were attributable to the increase in SG&A expenses, together with higher cost of sales as a percentage of net revenue resulting from shifts in product mix and price competition.

Adjusted EBITDA was $25 million for the fourth quarter 2004, a decline of $4 million sequentially and a decline of $21 million from the fourth quarter 2003. The $4 million sequential decline in Adjusted EBITDA reflects $2 million of increased SG&A spending to support the Company’s new initiatives and $2 million of higher professional fees for SOX efforts as compared to the prior quarter.

Interest expense for the fourth quarter 2004 was $13 million, up $2 million from $11 million in the prior quarter and down $1 million from $14 million in the fourth quarter 2003. The sequential increase resulted, primarily, from recognition of interest expense relating to settlement of a vendor obligation.

Net income for the quarter was a loss of ($2) million (including an $11 million net gain from foreign currency transaction gains and an asset impairment write-down) compared to net income of $16 million (including $13 million in net gains from foreign currency transaction gains and the early extinguishment of debt) in the third quarter 2004 and net income of $18 million (including a $10 million net gain from foreign currency transaction gains, an asset impairment write-down and an equity investment impairment) in the fourth quarter of 2003.

Adjusted Net Income (Loss), as calculated in the attached schedules, for the fourth quarter 2004 was a loss of ($13) million, as compared to income of $4 million in the prior quarter and $7 million for the fourth quarter 2003.

Basic and diluted loss per common share were ($0.02) for the fourth quarter 2004, compared to basic and diluted income per common share of $0.18 and $0.16, respectively, in the third quarter 2004 and basic and diluted income per common share of $0.22 and $0.18, respectively, for the fourth quarter 2003. Basic and diluted weighted average number of common shares outstanding for the fourth quarter 2004 were 90 million.

Adjusted Diluted Income (Loss) Per Common Share, as calculated in the attached schedules, was a loss of ($0.14) for the fourth quarter 2004, compared to Adjusted Diluted Income Per Common Share of $0.04 for the third quarter 2004 and Adjusted Diluted Income Per Common Share of $0.08 in the year-ago quarter.

Liquidity and Capital Resources

PRIMUS ended the fourth quarter 2004 with a cash balance of $67 million, including $17 million of restricted funds. During the quarter the Company generated $18 million in cash provided by operating activities. Capital expenditures for the quarter were $16 million and Free Cash Flow was $2 million.

PRIMUS’s long-term debt obligations as of December 31, 2004 were $559 million, a reduction of $2 million from September 30, 2004. On February 18, 2005, a direct, wholly-owned subsidiary of PRIMUS completed a $100 million six-year senior secured term loan facility (the “Term Loan”) priced at LIBOR + 6.50%.

Over the next several quarters, the Company intends to explore the feasibility, dependent upon internal performance metrics and market conditions, of private and public capital markets transactions involving one or more of its businesses, including the retail Lingo VOIP business. Should one or more such transactions be completed, it could provide additional resources to propel growth in the new initiatives, including Lingo, while freeing up resources for other uses, including delevering the balance sheet.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events described as “forward-looking statements” in this release and its SEC filings, the most efficient use of the Company’s capital, including investment in the Company’s network, systems, and new product initiatives, potential acquisitions, purchasing, refinancing, exchanging or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means to the extent permitted by existing covenants.

* * *

The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss fourth quarter and annual 2004 results on February 22, 2005, at 8:30 AM Eastern. Participants should dial 866-814-8470 (domestic) or 703-639-1369 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

* * *

PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 250 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

* * *

Statements in this press release concerning 2005 and 2006 revenue levels (including the timing of and effects of contribution from new initiatives), VOIP, wireless, broadband and wireline growth prospects, strategies, investment requirements and growth strategies, future Adjusted EBITDA and Free Cash Flow levels, financing plans, the feasibility of a public or private capital markets transaction involving the retail VOIP business, potential restructuring of the European prepaid calling card business, income tax expense, cash flow, the effectiveness and profitability of planned future service offerings, selling, general and administrative expense, capital expenditures, working capital, changes in competitive circumstances and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product initiatives; competitive market strategies including product bundling by competitors; accelerating new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; broadband, Internet, VOIP, local, wireless and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless or broadband initiatives; changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants;

risks associated with our limited DSL, Internet, VOIP, wireless and Web hosting experience and expertise; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless and broadband services; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; adverse outcomes of outstanding litigation matters, including recent securities class action claims; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on February 22, 2005, and available on our website.

For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
NET REVENUE	$336,910	$338,831	$1,350,872	$1,287,779

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	207,982	204,118	821,455	786,308
Selling, general and administrative	103,888	88,204	394,050	342,350
Depreciation and amortization	23,367	23,302	92,744	86,015
Loss on sale of assets	45	—	1,941	804
Asset impairment write-down	1,624	2,131	1,624	2,668

Total operating expenses	336,906	317,755	1,311,814	1,218,145

INCOME FROM OPERATIONS	4	21,076	39,058	69,634

INTEREST EXPENSE	(12,662)	(14,042)	(50,526)	(60,733)
EQUITY INVESTMENT WRITE-OFF AND LOSS	(493)	(1,990)	(412)	(2,678)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	—	(307)	(10,982)	12,945
INTEREST AND OTHER INCOME	548	2	11,619	1,075
FOREIGN CURRENCY TRANSACTION GAIN	12,664	14,145	6,561	39,394

INCOME (LOSS) BEFORE INCOME TAXES	61	18,884	(4,682)	59,637
INCOME TAX EXPENSE	(1,854)	(2,088)	(5,899)	(5,769)

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(1,793)	16,796	(10,581)	53,868
EXTRAORDINARY ITEM	—	887	—	887

NET INCOME (LOSS)	(1,793)	17,683	(10,581)	54,755
ACCRETED AND DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	—	—	—	(1,678)

INCOME (LOSS) ATTRIB. TO COMMON STOCKHOLDERS	$(1,793)	$17,683	$(10,581)	$53,077

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) before extraordinary item	$(0.02)	$0.21	$(0.12)	$0.76
Extraordinary item	—	0.01	—	0.01

Income (loss)	$(0.02)	$0.22	$(0.12)	$0.77

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) before extraordinary item	$(0.02)	$0.17	$(0.12)	$0.56
Extraordinary item	—	0.01	—	0.01

Income (loss)	$(0.02)	$0.18	$(0.12)	$0.57

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	89,923	79,981	89,537	68,936

Diluted	89,923	106,945	89,537	97,998

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED FINANCIAL AND OPERATIONAL DATA

(in thousands)

Balance Sheet Data

(unaudited)

December 31, 2004
Cash and cash equivalents	$49,668
Accounts receivable, net	190,208
Other current assets	37,465

TOTAL CURRENT ASSETS	277,341

Restricted cash	16,963
Property and equipment, net	326,646
Intangible assets, net	110,546
Other assets	27,104

TOTAL ASSETS	$758,600

Accounts payable	$125,002
Accrued interconnection costs	80,048
Accrued expenses and other current liabilities	68,201
Accrued income taxes	19,506
Accrued interest	13,808
Current portion of long-term obligations	17,122

TOTAL CURRENT LIABILITIES	323,687

Non-current portion of long-term obligations	542,230
Other liabilities	1,439

TOTAL LIABILITIES	867,356

Stockholders’ deficit	(108,756)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$758,600

Operational Data

Three Months Ended December 31, 2004

		Minutes of Use
Region	Net Revenue	International	Domestic	Total
North America	$118,881	561,798	794,132	1,355,930
Europe	117,512	676,890	184,469	861,359
Asia-Pacific	100,517	46,737	208,062	254,799

Total	$336,910	1,285,425	1,186,663	2,472,088

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003
NET INCOME (LOSS)	$(1,793)	$16,153	$17,683
Add:
Non-cash compensation expense	10	—	—
Depreciation and amortization	23,367	22,730	23,302
Loss on sale of fixed assets	45	23	—
Asset impairment write-down	1,624	—	2,131
Interest expense	12,662	11,206	14,042
Equity investment write-off and loss	493	(115)	1,990
Income tax expense	1,854	1,465	2,088
Less:
(Gain) loss on early extinguishment of debt	—	(2,914)	307
Foreign currency transaction gain	(12,664)	(9,694)	(14,145)
Interest and other income	(548)	(9,749)	(2)
Extraordinary item	—	—	(887)

ADJUSTED EBITDA	$25,050	$29,105	$46,509

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED INCOME (LOSS) PER COMMON SHARE TO

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003
NET INCOME (LOSS)	$(1,793)	$16,153	$17,683
Add:
Loss on sale of fixed assets	45	23	—
Asset impairment write-down	1,624	—	2,131
Equity investment impairment	—	—	1,912
(Gain) loss on early extinguishment of debt	—	(2,914)	307
Foreign currency transaction (gain) loss	(12,664)	(9,694)	(14,145)
Extraordinary item	—	—	(887)

ADJUSTED NET INCOME (LOSS)	$(12,788)	$3,568	$7,001

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	89,923	89,837	79,981
In-the-money options exercisable under stock option compensation plans	—	1,544	4,438
Stock warrants	—	—	10
Series C convertible preferred stock	—	—	8,358

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	89,923	91,381	92,787

ADJUSTED DILUTED INCOME (LOSS) PER COMMON SHARE	$(0.14)	$0.04	$0.08

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003
NET CASH PROVIDED BY OPERATING ACTIVITIES	$17,671	$17,713	$17,408
Net cash used in purchase of property and equipment	(15,529)	(8,802)	(10,374)

FREE CASH FLOW	$2,142	$8,911	$7,034